EXHIBIT 99.1

SYMBOL TECHNOLOGIES ANNOUNCES SETTLEMENT AGREEMENT WITH

PRICEWATERHOUSECOOPERS IN TELXON CLASS ACTION CASE

PwC to Pay Telxon $18 Million

HOLTSVILLE, N.Y. – August 24, 2005 — Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company™, today announced that its wholly owned subsidiary, Telxon Corporation, has settled a lawsuit against its former auditors, PricewaterhouseCoopers. The settlement agreement calls for PwC to pay Telxon $18 million by September 30, 2005. PwC will also pay Telxon an additional $1 million if PwC reaches a settlement agreement with the class before certain motions now pending are decided in a related shareholder class action lawsuit.

Under the terms of a separate settlement agreement between Telxon and the class, approved by the United States District Court in the Northern District of Ohio in February 2004, Telxon will pay up to $3 million of the proceeds from this PwC settlement to the class.

Telxon sued PwC in February 2001 for various claims arising from PwC’s role in the original issuance and restatements of Telxon’s financial statements for its fiscal years 1996, 1997 and 1998 and its interim financial statements for its first and second quarters of fiscal year 1999, which were the subject of the class action litigation against Telxon.

Symbol Technologies acquired Telxon Corporation on November 30, 2000.

About Telxon Corporation

Telxon Corporation is a wholly owned subsidiary of Symbol Technologies, Inc.

About Symbol Technologies

Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For Symbol Technologies and Telxon Corporation:
For media information:
Patricia Hall
Symbol Technologies, Inc.
631.738.5636
Patricia.hall@symbol.com

For financial information:
Lori Chaitman
Symbol Technologies, Inc.
631.738.5050
Lori.chaitman@symbol.com